Exhibit 99.1




            DANAHER CORPORATION SUCCESSFULLY ACQUIRES APPROXIMATELY
               83.95% OF SYBRON DENTAL SPECIALTIES, INC.'S SHARES

Washington, D.C. and Newport Beach, CA, May 16, 2006 - Danaher Corporation (NYSE: DHR) and Sybron Dental Specialties, Inc. (NYSE: SYD) jointly announced today that Smile Acquisition Corp., an indirect wholly owned subsidiary of Danaher Corporation, has successfully purchased all of the shares tendered and not withdrawn pursuant to its tender offer for all of the outstanding shares of Sybron Dental Specialties, Inc. common stock at $47.00 per share, net to the seller in cash without interest.

The tender offer and withdrawal rights expired at Midnight, New York City time, on May 15, 2006. According to the depositary for the offer, a total of 34,044,814 shares of common stock of Sybron were tendered and not withdrawn prior to the expiration of the offer, including 3,204,796 shares subject to guaranteed delivery. Stockholders who validly tendered prior to the expiration of the offer and whose shares were not properly withdrawn will promptly receive the offer price of $47.00 per share, net to the seller in cash without interest. As a result of these purchases in the tender offer, Danaher, through Smile, now owns approximately 83.95% of the outstanding shares of Sybron common stock.

Danaher also announced that Smile will provide a subsequent offering period which will expire at Midnight, New York City time on Thursday, May 18, 2006, unless extended. During this subsequent offering period, holders of shares of Sybron common stock who did not previously tender their shares into the offer may do so and Smile will promptly purchase any shares so tendered at $47.00 per share, net to the seller in cash without interest. No shares tendered in the tender offer may be withdrawn during the subsequent offering period.

After expiration of the subsequent offering period, Smile will acquire all of the remaining outstanding shares of Sybron common stock by means of a merger under Delaware law. In this merger, Smile will merge with and into Sybron and Sybron will become an indirect wholly owned subsidiary of Danaher. In the merger, each share of Sybron's outstanding common stock will be cancelled and (except for shares held by Danaher, Smile or stockholders properly exercising dissenters' rights) will be converted into the right to receive $47.00 per share, net to the seller in cash without interest. Thereafter, Sybron's common stock will cease to be traded on the NYSE.

If Danaher, through Smile, owns at least 90% of the outstanding shares of Sybron common stock after the subsequent offering period, the merger will be implemented on an expedited basis pursuant to the short-form merger procedure available under Delaware law.

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession. (www.sybrondental.com)

Securityholders of Sybron Dental are urged to read the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information, including the various terms of, and conditions to, the tender offer. Securityholders can obtain a copy of the tender offer statement, letter of transmittal and other related materials free of charge from the SEC's Edgar Database, which can be accessed through the SEC's Internet site (http://www.sec.gov), or from the information agent for the tender offer, MacKenzie Partners, Inc., by calling (800) 322-2885 (call toll-free). We urge Sybron Dental securityholders to carefully read those materials prior to making any decision with respect to the tender offer.


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Please contact:

Andy Wilson
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue, NW
12th Floor
Washington, D.C. 20006
Telephone: (202) 828-0850
Fax: (202) 828-0860